Exhibit 5.1
February 23, 2018
Aerohive Networks, Inc.
1011 McCarthy Boulevard
Milpitas, CA 95035

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 23, 2018 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of (i) 2,708,575 shares of your Common Stock reserved for issuance under the 2014 Equity Incentive Plan (the “2014 Plan”), and (ii) 541,715 shares of your Common Stock reserved for issuance under the 2014 Employee Stock Purchase Plan (the “2014 ESPP”). The 2,708,575 shares of Common Stock reserved under the 2014 Plan, and the 541,715 shares of your Common Stock reserved under the 2014 ESPP are referred to collectively hereinafter as the “Shares,” and the 2014 Plan and the 2014 ESPP are referred to hereinafter collectively as the “Stock Plans.” As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Stock Plans.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Stock Plans and pursuant to the agreements that accompany the Stock Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation